Exhibit 5.1

Sullivan & Worcester LLP
 One Post Office Square
 Boston, MA 02109

April 1, 2013

EuroSite Power Inc.
45 First Avenue
Waltham, Massachusetts 02451

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement") being filed by EuroSite Power Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 1,872,525 shares of Common Stock, $.001 par value per share of the Company (the “Shares”), to be sold by the selling stockholders listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”), (i) 875,000 of which are issued and outstanding (“Selling Stockholder Shares”) and (ii) up to 997,525 of which are issuable by the Company upon the exercise of outstanding warrants (the “Warrants”) to purchase shares of Common Stock (the “Warrant Shares”), all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

We are acting as counsel for the Company in connection with the Registration Statement. We have examined signed copies of the Registration Statement and have also examined and relied upon resolutions of the Board of Directors of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.  Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

Based upon and subject to the foregoing, we are of the opinion that

(1)	The Selling Stockholder Shares are validly issued, fully paid and nonassessable.

(2)
With respect to the Warrant Shares, when (i) the Warrant Shares have been issued and sold as contemplated by the Warrants and the Registration Statement; and (ii) the Company has received the consideration provided for in the Warrants and such consideration is not less than the par value of the Warrant Shares, the Warrant Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP